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                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                                                                 2000            1999
                                                                                             ------------    ------------

COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                                  $     (3,384)   $     (4,480)
                                                                                             ============    ============

   Weighted average shares of common stock outstanding                                             22,039          12,614
                                                                                             ============    ============

   Basic net loss per share                                                                  $      (0.15)   $      (0.36)
                                                                                             ============    ============

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                                  $     (3,384)   $     (4,480)
   Preferred stock dividends not incurred upon assumed conversion of
    preferred stock                                                                                    75              --
                                                                                             ------------    ------------

   Loss available to common stockholders assuming conversion of subsidiary's
    preferred stock                                                                          $     (3,309)   $     (4,480)
                                                                                             ============    ============

   Weighted average number of shares of common stock and common stock equivalents outstanding-
    Weighted average shares of common stock outstanding                                            22,039          12,614
    Weighted average number of common stock equivalents applicable to
    stock options, warrants and subsidiary's preferred stock                                        1,301             572
                                                                                             ------------    ------------

   Common stock and common stock equivalents                                                       23,340          13,186
                                                                                             ============    ============

   Diluted net loss per common stock and common stock equivalents (a)                        $      (0.14)   $      (0.34)
                                                                                             ============    ============


     (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.



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